Exhibit 10.3

FIRST AMENDMENT

TO THE

COTT CORPORATION SEVERANCE AND NON-COMPETITION PLAN

WHEREAS, Cott Corporation (including its subsidiaries, affiliates and related corporations, the “Corporation”) previously adopted the Cott Corporation Severance and Non-Competition Plan, effective as of February 18, 2009 (the “Plan”) for the benefit of certain key employees of the Corporation; and

WHEREAS, pursuant to Section 8.4 of the Plan, the Board of Directors of Cott Corporation (the “Board”) has the right to amend the Plan; and

WHEREAS, the Board desires to amend the Plan to remove those provisions that provide for a “gross-up” payment to Plan participants who become subject to an excise tax under Section 4999 of the Internal Revenue Code; and

WHEREAS, the Board desires to amend the Plan to modify the definition of “Business” for purposes of the non-competition and non-solicitation prohibitions contained in Section 7.5 of the Plan; and

WHEREAS, the Board desires to amend the Plan to reflect current prevailing practice;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of August 1, 2018:

1.    Section 6 of the Plan is hereby amended in its entirety to read as follows:

“6.    Excise Tax: Limitation on Payments.

(a)    Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment to or for the benefit of a Participant by the Corporation, whether pursuant to this Plan or otherwise (each, a “Payment” and collectively, the “Payments”), would be subject to the Excise Tax, then the Payment to such Participant shall be reduced to the amount that will result in no portion of the Payments being subject to such Excise Tax (the “Safe Harbor Cap”), but only to the extent that, after such reduction, the net after-tax amount that would be received by such Participant, taking into account all applicable federal, state and local income taxes and the Excise Tax, is greater than the net after-tax amount that would be received by such Participant if the Payment is not reduced to the Safe Harbor Cap. For purposes of reducing the Payment to the Safe Harbor Cap, only amounts payable to such Participant under the Plan (and no other payments) shall be reduced.

(b)    All determinations required to be made under this Section 6, including whether and when a reduction to the Safe Harbor Cap is required, the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by the firm engaged as the Corporation’s accountants immediately prior to the event which triggered the Excise Tax (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and such Participant within 15 business days of the receipt of notice from such Participant that there has been a Payment or such earlier time as is requested by the Corporation; provided that such notice or request shall be made prior to the date of the payment of any Excise Tax. If the Accounting Firm determines that a reduction to the Safe Harbor Cap is required, then the Accounting Firm shall deliver to such Participant a written opinion to that effect and to the effect that after such reduction, failure to report the Excise Tax on such Participant’s applicable federal income tax return will not result to the imposition of a negligence or similar penalty. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any determination by the Accounting Firm shall be binding upon the Corporation and such Participant.

2.    New Section 7.1(c) is hereby added to the Plan to read as follows:

“(c)    Participant acknowledges that, by this Section, he has been notified in accordance with the United States Defend Trade Secrets Act of 2016 that, notwithstanding the foregoing:

(i)    The Participant will not be held criminally or civilly liable under any federal or state trade secret law or this Agreement for the disclosure of trade secrets that: (A) the Participant makes (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) Participant makes in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)    If the Participant files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, he may disclose trade secrets to his attorney and use the trade secrets in the court proceeding if Participant: (A) files any document containing trade secrets under seal and (B) does not disclose trade secrets, except pursuant to court order.”

3.    Section 7.4 of the Plan is hereby amended in its entirety to read as follows:

“7.4    Non Competition and Non Solicitation.

(a)    The Participant will not at any time without the prior written consent of the Corporation, during the Participant’s employment with the Corporation or for a period that is equal to the product of one (1) Year and the Participant’s Severance Multiple after the termination of the Participant’s employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any person, persons, firm, association, syndicate, or corporation, whether as agent, shareholder, employee, consultant or in any manner whatsoever, directly or indirectly:

(i)    anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, perform services for, guarantee the debts or obligations of, or permit the Participant’s name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

(ii)    for the purpose, or with the effect, of competing with any business of the Corporation, solicit, assist another to solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Corporation or any Affiliate at the time the Participant ceased to be employed by the Corporation or who was a client during the 12 months immediately preceding such time;

(iii)    Solicit, assist another to solicit, or offer employment to any person employed or engaged by the Corporation or any Affiliate at the time the Participant ceased to be employed by the Corporation or who was an employee during the 12-month period immediately preceding such time.”

4.    Section 7.6 is hereby amended in its entirety to read as follows:

“7.6    Non-disparagement. The Participant shall not disparage the Corporation or any of its Affiliates, directors, officers, employees or other representatives in any manner and shall in all respects avoid any negative criticism of the Corporation; provided, however, that nothing contained herein shall prevent the Participant from providing truthful information to a government agency, filing a complaint with any government agency, or participating in any government agency investigation, in each case without providing prior notice to the Corporation.”

5.    Section 9.4 of the Plan is hereby amended in its entirety to read as follows:

“9.4 “Business” shall mean the business of manufacturing, selling or distributing water, coffee, tea, powdered beverages, concentrates, extracts, water filtration units and other beverages or products manufactured, sold or distributed by Cott at the time of termination of your employment, as well as such other beverages or products that are contemplated or projected to contribute materially to the profits of Cott at the time of termination of your employment.”

6.    Section 11.2 is hereby amended in its entirety to read as follows:

“11.2    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the principles of conflicts of law; provided, however, that notwithstanding the foregoing, the laws of the province of Ontario shall apply to any Participant who is a resident of Canada and whose primary place of employment is in Canada.”

7.    New Section 8 is hereby added to the Release Agreement (Exhibit A) to read as follows:

“8.    For clarity, and notwithstanding the foregoing, the Corporation confirms that nothing in this Release Agreement is intended to prevent, impede or interfere with Employee’s right, without notice to the Corporation, to (a) file a charge or complaint with any agency which enforces anti-discrimination, workplace safety, securities, or other laws; (b) communicate with, cooperate with or provide truthful information to any governmental agency, or participate in any government investigation; (c) testify truthfully in any court or administrative proceeding; or (d) receive and retain any monetary award from a government administered whistleblower award program for providing information directly to a government agency. However, Employee understands that by signing this Release Agreement and not revoking it, he has waived his right to recover any money from the Corporation and the other Releasees, other than as provided for in the Plan.”

THIS FIRST AMENDMENT to the Cott Corporation Severance and Non-Competition Plan is hereby adopted as of August 1, 2018.

COTT CORPORATION

By: /s/ Marni Morgan Poe
Name: Marni Morgan Poe Title: Vice President, General Counsel and Secretary

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